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                               ORGANIZATIONAL AND
                    OFFERING EXPENSES REIMBURSEMENT AGREEMENT


         This AGREEMENT is made this __th day of ___, 2003, by and between FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST, a Delaware statutory trust (the "Fund"), and FRANKLIN ADVISERS, INC., a California corporation (the "Adviser").


         WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement dated ____, 2003 (the "Management Agreement");

         NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. The Adviser agrees to reimburse the Fund for expenses incurred by the Fund in connection with the organization of the Fund if the initial public offering is not completed. The Adviser also agrees that if the initial public offering occurs, the Adviser will pay (i) all of the Fund's offering costs (other than the sales load) and (ii) all of the Fund's organizational expenses, except that the Fund has agreed to reimburse the Adviser for such offering costs (other than the sales load) and organizational expenses to the extent that the aggregate of such offering costs (other than the sales load) and organizational expenses does not exceed $0.03 per share.

2. The expenses for which the Fund is being reimbursed pursuant to this Agreement do not include (i) management fees payable by the Fund pursuant to the terms of the Management Agreement and (ii) any sales load or underwriting discount paid by shareholders.

3. This Agreement may be terminated by the vote of the Board of Trustees of the Fund, including the majority vote of the members of the Board of Trustees who are not "interested persons" of the Fund within the meaning of the Investment Company Act of 1940, as amended.

4. The Fund's Certificate of Trust, including any amendments thereto, is on file with the Secretary of State of Delaware. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.


                            FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST
                            By:     /s/ [name]



                                    ---------------------------------------
                            Name:   [name]
                            Title:  [title]


                            FRANKLIN ADVISERS, INC.
                            By:     /s/ [name]


                                    ---------------------------------------
                            Name:   [name]
                            Title:  [title]


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